Exhibit 10.15

The Intrepid Companies 700 17th Street, Suite 1700 Denver, CO 80202 303.296.3006 303.298.7502 fax

April 1, 2008

Mr. David W. Honeyfield

700 17th Street, Suite 1700

Denver, CO 80202

Dear Dave:

Pursuant to the initial public offering (the “IPO”) of Intrepid Potash, Inc., all employees of Intrepid Mining, LLC will become employees of Intrepid Potash, Inc. shortly prior to the closing of the IPO. The purpose of this letter is to let you know that the terms and conditions of your employment with Intrepid Mining, LLC, as set forth in the offer letter you received on January 29, 2008, will continue to apply to you on and after the IPO. Thus, Intrepid Potash, Inc. will be responsible for fulfilling the obligations of Intrepid Mining, LLC set forth in the offer letter and you will continue to be bound by the employment terms and conditions you agreed to in that letter. With regard to the salary guarantee set forth in Section 13 of the letter (pursuant to which you may be entitled to severance if you are terminated upon a sale or other change in ownership of Intrepid Mining), Intrepid Potash, Inc. will interpret that section as applying if your employment is terminated without “Cause” or by you for “Good Reason” following a “Change of Control,” as each of those terms is defined in Intrepid Potash’s 2008 Equity Incentive Plan.

Dave, you are an integral part of our management team and we’re very excited about the IPO and your future with us as we become a public company. Please acknowledge and indicate your acceptance of the foregoing by signing the bottom of this page and returning it to my attention.

Sincerely,

/s/ Jamie Whyte
Jamie Whyte

Accepted and agreed to this          day of April, 2008

/s/ David W. Honeyfield
David W. Honeyfield